Exhibit 5

                    WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                          1650 Arch Street, 22nd Floor
                          Philadelphia, PA 19103-2097
                               T: (215) 977-2000
                               F: (215) 977-2334
                               www.wolfblock.com




                                 April 27, 2001

Cytogen Corporation
600 College Road East CN 5308
Princeton, NJ  08450

         RE: Registration Statement on Form S-8 Relating to the Cytogen Retirement Savings Plan

Ladies and Gentlemen:

         As counsel to Cytogen Corporation, a Delaware corporation (the "Company"), we have assisted in the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 200,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), which may be issued under the Cytogen Retirement Savings Plan (the "Plan").

         In this connection, we have examined and considered the originals or copies, certified or otherwise identified to our satisfaction, of such certificates, records and other documents relating to the Company and the issuance and sale of the Common Stock and such matters of law as we have deemed appropriate for purposes of rendering this opinion.

         In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as conformed, photostat or other copies. As to matters of fact, we have relied upon representations of officers of the Company without independent investigation.

         The 200,000 shares of Common Stock to which the Registration Statement relates may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof. We assume no obligation to update this opinion.

         Based on the foregoing, it is our opinion that such of the 200,000 shares of Common Stock covered by the Registration Statement as are issued by the Company to participants under the Plan, when issued in accordance with the terms of the Plan and when any performance goals or other conditions imposed pursuant to the Plan with respect to such shares are satisfied, will be validly issued, fully paid and nonassessable shares of Common Stock.

         Our examination of law relevant to the matters covered by this opinion is limited to Delaware law. Accordingly, we express no opinions as to matters governed by the laws of any other state or jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP